Exhibit 99.1

Genie Energy Ltd. Reports Second Quarter 2014 Results

NEWARK, NJ — August 7, 2014:  Genie Energy Ltd. (NYSE: GNE, GNEPRA) reported revenue of $48.8 million and a net loss attributable to common stockholders of $5.2 million ($0.24 per fully diluted share), for the second quarter, the three months ended June 30, 2014.

•
In Israel, the Northern District Planning and Building Committee has voted to approve an application by Genie Energy’s Afek subsidiary to conduct an oil and gas drilling exploration program within its license area in Northern Israel. Exploratory drilling could begin as soon as the current quarter.  The Company is optimistic that the license area contains a significant amount of oil and gas;

•
Despite the impact of remaining costs related to last winter’s ‘polar vortex’, IDT Energy delivered Adjusted EBITDA* of $1.1 million compared to an Adjusted EBITDA loss of $764 thousand in the prior quarter and Adjusted EBITDA of $751 thousand in the year ago quarter;

•	IDT Energy’s ‘polar vortex’ related rebates to customers totaled approximately $4.7 million;

•
Pursuant to an amended compensation package and subsequent to the quarter close, Howard Jonas, Genie Energy’s Chairman and CEO, purchased 3,600,000 shares of Class B Common Stock from the Company for $24,552,000 in cash.

MANAGEMENT COMMENTS

Howard Jonas, Genie Energy’s Chairman and CEO, said, “The decision by Israel’s Northern District Planning and Building Committee to approve our application for an exploratory drilling program marks an important milestone.  I thank the members of the Committee for their careful evaluation of the evidence and balanced consideration of the issues.  We look forward to working with local residents and concerned parties to preserve the area’s natural resources and protect their quality of life during the exploratory drilling program.”

Geoff Rochwarger, Genie Energy’s Vice Chairman and CEO of IDT Energy, added, “During the second quarter, we made great progress in recovering from the ‘polar vortex’ that made this past winter so challenging for our customers, for our Company, and for the entire retail energy industry.  In addition to absorbing much of the winter’s extraordinary wholesale energy cost increases ourselves, we rebated a total of $4.7 million to customers to help reduce the impact of these price spikes on our customers.  Customer churn, though still high, has peaked and is heading down toward a normalized range.  Looking ahead, we are working hard to return to meter and RCE growth later this year.”

GENIE ENERGY 2Q14 CONSOLIDATED RESULTS

$ in millions, except EPS	2Q14	1Q14	2Q13	YoY Change (%/$)
Revenue	$48.8	$130.3	$55.1		(11.5)%
Gross profit	$11.5	$9.9	$10.0		+14.9%
Gross margin percentage	23.5%	7.6%	18.1%	+540 basis points
SG&A expense	$13.4	$14.3	$12.1		+10.6%
Research and development expense	$2.4	$2.1	$2.6		(8.6)%
Equity in the net loss of AMSO, LLC	$0.0	$0.0	$0.8		$(0.8)
Adjusted EBITDA*	$(2.6)	$(4.6)	$(4.4)	$	+1.8
Loss from operations	$(4.3)	$(6.5)	$(5.6)	$	+1.3
Net loss attributable to Genie Energy’s common stockholders	$(5.2)	$(7.1)	$(6.2)	$	+1.0
Diluted loss per share attributable to Genie Energy’s common stockholders	$(0.24)	$(0.33)	$(0.32)	$	+0.08
Net cash provided by (used in) operating activities	$22.6	$(29.7)	$2.2	$	+20.4

*Adjusted EBITDA is a non-GAAP measure intended to provide useful information that supplements Genie Energy’s or the relevant segment’s core operating results in accordance with GAAP.  Please refer to the Reconciliation of Non-GAAP Financial Measure at the end of this release for a complete explanation of Adjusted EBITDA and reconciliation to the most directly comparable GAAP measure.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

As of June 30, 2014, Genie Energy had $134.7 million in total assets including $81.1 million in cash, cash equivalents, restricted cash (short and long term), and certificates of deposit.  On that date, Genie Energy’s liabilities totaled $27.7 million, and working capital (current assets less current liabilities) totaled $96.0 million.

Net cash generated by operations in 2Q14 was $22.6 million compared to an operating use of cash of $29.7 million in 1Q14.  The increase primarily reflects a normalization of the timing of inflows and outflows of working capital requirements following the ‘polar vortex’.

RESULTS BY SEGMENT

IDT Energy

$ in millions	2Q14	1Q14	2Q13	YoY Change (%/$)
Total revenue	$48.8	$130.3	$55.1		(11.5)%
Electricity revenue	$40.0	$96.0	$45.0		(11.3)%
Natural gas revenue	$8.8	$34.3	$10.1		(12.1)%
Gross profit	$11.5	$9.9	$10.0		+14.9%
Gross margin percentage	23.5%	7.6%	18.1%	+540 basis points
SG&A expense	$10.5	$10.8	$9.4		+11.3%
Adjusted EBITDA	$1.1	$(0.8)	$0.8	$	+0.3
Income (loss) from operations	$0.9	$(0.9)	$0.5	$	+0.4

IDT Energy rebounded from the impact of the past winter’s ‘polar vortex’ with solid gross margins and a return to positive Adjusted EBITDA and Income from Operations.  In January and February, the sustained, extremely cold weather in much of IDT Energy’s service area, the failure of the Independent System Operators (ISO) to deliver peak power, and unusually volatile commodity trading in the financial markets resulted in extraordinarily large spikes in the prices of wholesale electricity and natural gas in markets where IDT Energy and other retail providers purchase their supply.  In some regions, wholesale prices increased briefly by factors of more than eight times.  IDT Energy responded by reducing its target margins in order to mitigate the severity of the commodity price increases on its customers and subsequently issued an aggregate of $4.7 million in rebates to customers.

IDT Energy customer churn peaked in March as many customers migrated back to their incumbent utilities, and then decreased sequentially in each month of the second quarter.  Average monthly churn in 2Q14 increased to 8.1% from 7.2% during 1Q14, reflecting gross churn of approximately 82,000 meters.  IDT Energy expects churn to return to a normalized range of between 5% and 7% in the third quarter.

During 2Q14, IDT Energy accelerated acquisitions of new customers in Illinois, and reengaged its marketing efforts in certain Pennsylvania utility territories where it had suspended activities in the prior quarter.  Gross meter acquisitions were 55,000 in 2Q14, compared to 47,000 in 1Q14 and 71,000 in 2Q13.  IDT Energy did not enter any new utility territories during the second quarter.

Net of churn, IDT Energy’s meters served decreased to approximately 364,000 at June 30, 2014 compared to 391,000 at March 31, 2014 and 475,000 at June 30, 2013.

Meters at end of Quarter (in thousands)	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013
Electricity meters	238	256	282	300	314
Natural gas meters	126	135	145	156	161
Total	364	391	427	456	475

Looking ahead, IDT Energy has developed several significant initiatives to drive growth in gross meter additions.  Most notably, its EPIQ Energy network marketing channel is expected to begin meter acquisition efforts in certain IDT Energy utility territories in 3Q14.  In addition, IDT Energy has developed and begun to market a 12-month guaranteed rate residential offering in some utility territories, and has created a new brand, Residents Energy, to focus on marketing and sales of guaranteed rate offerings.  IDT Energy expects these initiatives to contribute meaningfully to gross meter additions by year end.

IDT Energy’s residential customer equivalents (RCEs) also decreased year over year and sequentially, declining to 260,000 at June 30, 2014.  RCE’s declined at a faster rate than meters in 2Q14.  The Pennsylvania territories hardest hit by the ‘polar vortex’ have relatively high per meter consumption rates.  They experienced higher than average levels of churn and, moreover, customer acquisition programs in some of these territories were briefly suspended.

RCEs at end of Quarter (in thousands)	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013
Electricity RCEs	174	198	228	246	263
Natural gas RCEs	86	90	87	91	94
Total	260	288	315	337	357

IDT Energy’s revenue decreased to $48.8 million in 2Q14 from $55.1 million in the year ago quarter reflecting significant decreases in electric and gas consumption.

Electricity revenue decreased 11.3% year over year to $40.0 million in 2Q14.  Average revenue per kWh sold increased 25.9%, but was more than offset by a 29.6% reduction in kWh sold.  The reduction in electric consumption reflected both the decrease in electric meters and a reduction in consumption per meter.  Per meter consumption declined primarily because of the high rates of churn in certain high average consumption Pennsylvania territories.

Natural gas revenue decreased 12.1% to $8.8 million in 2Q14 as therms sold decreased 11.8%.  The decrease in consumption was driven by the decline in meters served which more than offset a slight increase in consumption per meter.

Gross profit at IDT Energy increased 14.9% year over year to $11.5 million.  Gross margin was 23.5% compared to 18.1% in the year ago quarter.  The gross margin on electric sales increased 1,070 basis points to 25.6% as the increase in revenue per kWh outstripped a modest increase in the cost of supply.  The gross margin on gas sales was 13.9%, a decrease of 1,830 basis points compared to the year ago quarter.  Average revenue per therm decreased very slightly, while IDT Energy’s cost per therm increased by 26.5%

IDT Energy’s SG&A expense in 2Q14 increased 11.3% year over year to $10.5 million primarily due to an increase in costs associated with the integration and ramp-up of operations at Diversegy and Epiq Energy. In December 2013, IDT Energy purchased Diversegy, a retail energy advisory and brokerage company that serves commercial and industrial customers, and Epiq Energy, Diversegy’s network marketing channel.

IDT Energy generated Adjusted EBITDA of $1.1 million in 2Q14 compared to $751 thousand in the year ago quarter, and income from operations of $940 thousand compared to $520 thousand in 2Q13.  The increases in Adjusted EBITDA and income from operations were driven primarily by the improved gross margins on electricity sales.

Genie Oil and Gas (GOGAS)

GOGAS currently generates no revenue.  GOGAS’ operating expenses consist primarily of research and development expense and expenses associated with its resource development and other business development efforts.  GOGAS accounts for its investment in AMSO, LLC using the equity method.

GOGAS reported $400 thousand in SG&A expense in 2Q14, compared to $489 thousand in 2Q13.  R&D expense was $2.4 million in 2Q14, compared to $2.6 million in 2Q13.

Equity in the net loss of AMSO, LLC was nil in 2Q14, compared to a loss of $806 thousand in the year ago quarter, reflecting Genie’s decision not to fund its portion of the joint venture’s capital calls for the first, second and third quarters of 2014.

GOGAS’ loss from operations in 2Q14 was $2.8 million compared to a loss of $3.9 million in 2Q13.

Corporate

Genie Energy’s corporate SG&A expense totaled $2.5 million in 2Q14, including $1.4 million in stock-based compensation.  In 2Q13, corporate SG&A expense totaled $2.2 million, including $649 thousand in stock-based compensation.

GOGAS OPERATIONS – PROJECT UPDATES

Afek -- Oil and Gas Exploratory Project in Northern Israel
Afek was awarded a 36-month (extendable to seven years) petroleum exploration license covering 396.5 square kilometers in Northern Israel in 2013.  Afek subsequently conducted above ground geophysical tests, and, based upon its preliminary analysis of the results, applied to Israel’s Northern District Planning and Building Committee for a permit to conduct an oil and gas exploration drilling program.  Last month, the Committee voted to approve the application, and Afek is awaiting issuance of the drilling permit.

Provided that the permit is issued on a timely basis and no legal obstacles arise, Afek plans to begin exploratory drilling in the second half of 2014 and could take up to three years to complete.  Genie Energy is optimistic that the license area contains a significant amount of oil and gas.

Israel Energy Initiatives (IEI) -- Oil Shale Exploration Project in Central Israel
IEI continues to work through the permitting process required for construction and operation of an oil shale pilot test.  IEI submitted its initial pilot application in June of 2013 to the Jerusalem District Building and Planning Committee and provided additional information in November 2013. The review process, including review of environmental impact statements, is proceeding.  Legal challenges could extend the permitting process through the remainder of 2014.  Once all permits are approved, IEI intends to build and operate a pilot project.

Genie Mongolia -- Oil Shale Exploration Project in Central Mongolia
In April 2013, Genie Mongolia and the Petroleum Authority of Mongolia entered into an exclusive oil shale development agreement to explore and evaluate the commercial potential of oil shale resources on a 34,470 square kilometer area in Central Mongolia.  In 2Q14, Genie Mongolia continued surface mapping and other geophysical evaluation work of the area.  Any subsequent commercial operations would be contingent upon implementation of a regulatory framework by the government for the permitting and licensing of commercial oil shale operations.   Genie Energy continues to evaluate its operations in Mongolia in light of regulatory factors.

AMSO, LLC -- Oil Shale RD&D Project in Western Colorado
During 2Q14, AMSO, LLC continued its review of alternative heating system solutions.  The heater development and new equipment qualification process will continue through the second half of 2014.  Significant progress was made in the design, construction and operation of specialized testing systems to qualify various components of the various down-hole heaters under consideration.  A number of additional testing systems will be deployed over the coming months to aid in evaluating heater equipment for potential use in pilot operations.

GOGAS did not fund its portion of AMSO, LLC’s capital calls for the first, second and third quarters of 2014. Total funded GOGAS’ share in the aggregate amount of $2.7 million. As a result, GOGAS’ ownership interest in AMSO, LLC was reduced to 44.9% and Total’s ownership interest increased to 55.1%.  GOGAS is evaluating its options with respect to funding AMSO, LLC during the remainder of 2014 and 2015.  Funding of less than GOGAS’ full share will result in further dilution of its interest in AMSO, LLC.

GENIE ENERGY EARNINGS CONFERENCE CALL

Genie Energy’s management will host a conference call at 8:30 AM Eastern today, August7th, to discuss financial and operational results, business outlook and strategy.  The call will begin with management’s remarks followed by Q&A with analysts and investors.

To listen to the call and/or to participate in the Q&A, dial toll-free 1-800-860-2442 or 1-412-858-4600 (international) and request the Genie Energy call.

Approximately one hour after the call concludes, an audio file with a replay of the call in MP3 format will be available on the “Investor Relations” section of the Genie Energy website http://www.genie.com/investors/investor-relations.  In addition, a teleconference replay will be available through August 14, 2014 at 1-877-870-5176 (US toll free) or at 1-858-384-5517 (international).  Callers should ask for conference call # 10050375.

Genie Energy quarterly earnings releases are not distributed via news wire services.  Investors can download the earnings release from the Genie Energy website investor relations page:  http://www.genie.com/investors/investor-relations.  Genie Energy encourages interested investors to sign up for email alerts through its website http://genie.com/investors/email-alerts/ to have earnings releases and other press releases emailed directly to them.

ABOUT GENIE ENERGY LTD.

Genie Energy Ltd. (NYSE: GNE, GNEPRA) is comprised of IDT Energy and Genie Oil and Gas (GOGAS).  IDT Energy is a retail energy provider supplying electricity and natural gas to residential and small business customers in the Northeastern United States.  GOGAS is pioneering technologies to produce clean and affordable transportation fuels from the world's abundant oil shales and other fuel resources.  GOGAS resource development projects include a conventional oil and gas exploration program in Israel and in-situ oil shale projects in Colorado, Israel and Mongolia. For more information, visit www.genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-K, 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to return to profitability and improve our cash flow; impact of government regulation; effectiveness of our marketing and distribution efforts; and general economic conditions.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:
Genie Energy Investor Relations
Bill Ulrey
P: (973) 438-3848
E-mail: invest@genie.com

GENIE ENERGY LTD.

CONSOLIDATED BALANCE SHEETS

	June 30, 2014	December 31, 2013
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$67,796	$73,885
Restricted cash—short-term	10,404	14,429
Certificates of deposit	1,734	4,343
Trade accounts receivable, net of allowance for doubtful accounts of $931 at June 30, 2014 and $930 at December 31, 2013	29,927	42,926
Inventory	4,719	3,344
Prepaid expenses	3,212	3,408
Deferred income tax assets, net	920	840
Other current assets	2,630	2,917
Total current assets	121,342	146,092
Property and equipment, net	1,268	561
Goodwill	7,226	7,349
Restricted cash—long-term	1,139	1,127
Other assets	3,738	3,714
Total assets	$134,713	$158,843
Liabilities and equity
Current liabilities:
Trade accounts payable	$14,298	$25,302
Accrued expenses	9,017	9,856
Advances from customers	223	1,103
Income taxes payable	245	2,075
Due to IDT Corporation	255	541
Other current liabilities	1,269	1,457
Total current liabilities	25,307	40,334
Other liabilities	2,389	2,169
Total liabilities	27,696	42,503
Commitments and contingencies
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000:
Series 2012-A, designated shares—8,750; at liquidation preference, consisting of 2,322 and 1,917 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	19,743	16,303
Class A common stock, $.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at June 30, 2014 and December 31, 2013	16	16
Class B common stock, $.01 par value; authorized shares—200,000; 19,435 and 19,755 shares issued and 19,376 and 19,696 shares outstanding at June 30, 2014 and December 31, 2013, respectively	195	198
Additional paid-in capital	82,725	82,791
Treasury stock, at cost, consisting of 59 shares of Class B common stock at June 30, 2014 and December 31, 2013	(473)	(473)
Accumulated other comprehensive income	822	745
Retained earnings	9,284	21,552
Total Genie Energy Ltd. stockholders’ equity	112,312	121,132
Noncontrolling interests:
Noncontrolling interests	(4,295)	(3,792)
Receivable for issuance of equity	(1,000)	(1,000)
Total noncontrolling interests	(5,295)	(4,792)
Total equity	107,017	116,340
Total liabilities and equity	$134,713	$158,843

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(in thousands, except per share data)
Revenues:
Electricity	$39,956	$45,066	$135,990	$99,690
Natural gas	8,854	10,068	43,168	40,775
Total revenues	48,810	55,134	179,158	140,465
Direct cost of revenues	(37,359)	(45,168)	(157,811)	(111,480)
Gross profit	11,451	9,966	21,347	28,985
Operating expenses and losses:
Selling, general and administrative (i)	13,426	12,137	27,715	24,906
Research and development	2,369	2,592	4,469	5,081
Equity in the net loss of AMSO, LLC	—	806	—	1,935
Loss from operations	(4,344)	(5,569)	(10,837)	(2,937)
Interest income	99	127	192	292
Financing fees	(583)	(789)	(1,528)	(1,795)
Other expense, net	(45)	(18)	(29)	(185)
Loss before income taxes	(4,873)	(6,249)	(12,202)	(4,625)
(Provision for) benefit from income taxes	(134)	81	46	(1,640)
Net loss	(5,007)	(6,168)	(12,156)	(6,265)
Net loss (income) attributable to noncontrolling interests	136	267	499	(1,146)
Net loss attributable to Genie Energy Ltd.	(4,871)	(5,901)	(11,657)	(7,411)
Dividends on preferred stock	(306)	(306)	(611)	(611)
Net loss attributable to Genie Energy Ltd. common stockholders.	$(5,177)	$(6,207)	$(12,268)	$(8,022)

Basic and diluted loss per share attributable to Genie Energy Ltd. common stockholders	$(0.24)	$(0.32)	$(0.58)	$(0.41)

Weighted-average number of shares used in calculation of basic and diluted loss per share	21,174	19,313	21,172	19,427
(i) Stock-based compensation included in selling, general and administrative expenses	$1,724	$1,134	$3,563	$2,091

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2014	2013
	(in thousands)
Operating activities
Net loss	$(12,156)	$(6,265)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	59	50
Deferred income taxes	(80)	—
Stock-based compensation	3,563	2,091
Loss on disposal of property	—	37
Equity in the net loss of AMSO, LLC	—	1,935
Change in assets and liabilities:
Restricted cash	4,014	(1,069)
Trade accounts receivable	12,999	5,431
Inventory	(1,374)	791
Prepaid expenses	195	2,076
Other current assets and other assets	330	(170)
Trade accounts payable, accrued expenses and other current liabilities	(11,656)	(3,000)
Advances from customers	(880)	(997)
Due to IDT Corporation	(286)	(300)
Income taxes payable	(1,830)	753
Net cash (used in) provided by operating activities	(7,102)	1,363
Investing activities
Capital expenditures	(766)	(77)
Capital contributions to AMSO, LLC	—	(1,825)
Payments for acquisition	(574)	—
Issuance of note receivable	(50)	(125)
Purchases of certificates of deposit	—	(3,000)
Proceeds from maturities of certificates of deposit	2,600	—
Proceeds from maturities and sale of marketable securities	—	6,531
Net cash provided by investing activities	1,210	1,504
Financing activities
Dividends paid	(611)	(521)
Proceeds from exercise of stock options	27	53
Advance on sale of interest in subsidiary	300	—
Repurchases of Class B common stock from employees	—	(126)
Net cash used in financing activities	(284)	(594)
Effect of exchange rate changes on cash and cash equivalents	87	141
Net (decrease) increase in cash and cash equivalents	(6,089)	2,414
Cash and cash equivalents at beginning of period	73,885	69,409
Cash and cash equivalents at end of period	$67,796	$71,823

Reconciliation of Non-GAAP Financial Measure for the Second Quarter of 2014
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy also disclosed for the second quarter of 2014 Adjusted EBITDA, which is a non-GAAP measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie Energy’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense, research and development expense, and equity in net loss of AMSO, LLC, plus depreciation and stock-based compensation (which are included in selling, general and administrative expense). Another way of calculating Adjusted EBITDA is to start with income (loss) from operations and add depreciation and stock-based compensation.

Management believes that Genie Energy’s Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses that may not be indicative of Genie Energy’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA to evaluate operating performance in relation to Genie Energy’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures gross profit, income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and Genie Energy's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation is considered an operating cost under GAAP, it primarily represents the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While Genie Energy’s business may be capital intensive in the future, Genie Energy does not expect to incur significant capital expenditures for the foreseeable future. Genie Energy’s operating results exclusive of depreciation is therefore a useful indicator of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie Energy’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie Energy’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, gross profit, income (loss) from operations, cash flow from operating activities, net income (loss), basic and diluted earnings (loss) per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie Energy’s measurements of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Following is the reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, which is income (loss) from operations for Genie Energy’s reportable segments and net income (loss) for Genie Energy on a consolidated basis.

Genie Energy Ltd. Reconciliation of Adjusted EBITDA to Net Loss (unaudited) $ in thousands

	Total	IDT Energy	GOGAS	Corporate
Three Months Ended June 30, 2014 (2Q14)
Adjusted EBITDA	$(2,591)	$1,120	$(2,605)	$(1,106)
Subtract:
Stock-based compensation	1,724	177	138	1,409
Depreciation	29	3	26	-
(Loss) income from operations	(4,344)	$940	$(2,769)	$(2,515)
Interest income	99
Financing fees	(583)
Other expense, net	(45)
Provision for income taxes	(134)
Net loss	(5,007)
Net loss attributable to noncontrolling interests	136
Net loss attributable to Genie Energy Ltd.	$(4,871)

	Total	IDT Energy	GOGAS	Corporate
Three Months Ended March 31, 2014 (1Q14)
Adjusted EBITDA	$(4,625)	$(764)	$(2,273)	$(1,588)
Subtract:
Stock-based compensation	1,839	142	138	1,559
Depreciation	29	3	26	-
Loss from operations	(6,493)	$(909)	$(2,437)	$(3,147)
Interest income	93
Financing fees	(945)
Other income, net	17
Benefit from income taxes	181
Net loss	(7,147)
Net loss attributable to noncontrolling interests	363
Net loss attributable to Genie Energy Ltd.	$(6,784)

	Total	IDT Energy	GOGAS	Corporate
Three Months Ended June 30, 2013 (2Q13)
Adjusted EBITDA	$(4,410)	$750	$(3,608)	$(1,552)
Subtract:
Stock-based compensation	1,134	227	258	649
Depreciation	25	3	22	-
(Loss) income from operations	(5,569)	$520	$(3,888)	$(2,201)
Interest income	127
Financing fees	(789)
Other expense, net	(18)
Benefit from income taxes	81
Net loss	(6,168)
Net loss attributable to noncontrolling interests	267
Net loss attributable to Genie Energy Ltd.	$(5,901)

Genie Energy Ltd. Reconciliation of Adjusted EBITDA to Net Loss (unaudited) $ in thousands

	Total	IDT Energy	GOGAS	Corporate
Six Months Ended June 30, 2014
Adjusted EBITDA	$(7,215)	$356	$(4,877)	$(2,694)
Subtract:
Stock-based compensation	3,563	319	276	2,968
Depreciation	59	6	52	1
(Loss) income from operations	(10,837)	$31	$(5,205)	$(5,663)
Interest income	192
Financing fees	(1,528)
Other expense, net	(29)
Benefit from income taxes	46
Net loss	(12,156)
Net loss attributable to noncontrolling interests	499
Net loss attributable to Genie Energy Ltd.	$(11,657)

	Total	IDT Energy	GOGAS	Corporate
Six Months Ended June 30, 2013
Adjusted EBITDA	$(796)	$9,875	$(7,491)	$(3,180)
Subtract:
Stock-based compensation	2,091	491	276	1,324
Depreciation	50	8	41	1
(Loss) income from operations	(2,937)	$9,376	$(7,808)	$(4,505)
Interest income	292
Financing fees	(1,795)
Other expense, net	(185)
Provision for income taxes	(1,640)
Net loss	(6,265)
Net income attributable to noncontrolling interests	(1,146)
Net loss attributable to Genie Energy Ltd.	$(7,411)